Exhibit 99.1
News Release
Contact: Glen L. Stiteley, Chief Financial Officer
   (815) 725-1885
Source:   First Community Financial Partners, Inc.

First Community Financial Partners, Inc. Reports Net Income Applicable to Common Shareholders of $5.4 million for the Year Ended December 31, 2014

Joliet, Illinois, January 21, 2015 - First Community Financial Partners, Inc. (OTCQB: FCMP, “First Community”), the parent company of First Community Financial Bank (the “Bank”), today reported that its net income applicable to common shareholders for the three months ended December 31, 2014, was $1.8 million, or $0.11 per diluted share, which was flat when compared with the results of $1.9 million, or $0.11 per diluted share, for the three months ended September 30, 2014. Net income applicable to common shareholders for the year ended December 31, 2014, was $5.4 million, or $0.32 per diluted share, compared with $20.6 million, or $1.29 per diluted share, for the year ended December 31, 2013. The results for 2013 included an income tax benefit of $14.6 million primarily related to the reversal of a previously established deferred tax valuation allowance and $4.9 million related to gains on redemption of preferred stock. Income before income taxes was $8.6 million for the year ended December 31, 2014, as compared to $2.1 million for the year ended December 31, 2013.

2014 Highlights

•	Loans increased $37.1 million, or 5.69%, from $652.1 million at December 31, 2013 to $689.2 million at December 31, 2014.

•	Noninterest bearing deposit accounts increased $46.4 million, or 41.42%, from $112.0 million at December 31, 2013 to $158.3 million at December 31, 2014.

•
Pre-tax pre-provision income was $11.6 million for the year ended December 31, 2014, compared to $10.1 million for the year ended December 31, 2013. In addition, pre-tax pre-provision income was $3.0 million for the three months ended December 31, 2014, compared to $2.8 million for the same period in 2013.

•	Book value per common share increased 5.34% from $5.24 at December 31, 2013 to $5.52 at December 31, 2014, and increased $0.10 per common share since September 30, 2014.

•	Nonperforming assets were 1.03% of total assets at December 31, 2014, compared to 3.18% at December 31, 2013.

•
The Company repurchased all of its remaining outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), and Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”).

“We are very pleased with the progress our Company made in 2014,” said Roy C. Thygesen, CEO. “Core earnings reflected a greatly improved and growing balance sheet,” he added, “and the work done this past year has positioned the Company for continued performance improvement in the years ahead.”

2014 Financial Performance

Balance sheet

•
In 2014, commercial loans increased $12.0 million and residential 1-4 family loans increased by $14.0 million. Additionally, commercial real estate loans increased by $11.7 million while construction and land development loan balances decreased by $2.0 million. In the fourth quarter of 2014, loans stayed fairly flat as new loan fundings during the quarter were substantially offset with approximately $30.0 million in normal course of business loan payoffs. As a result, total loans at September 30, 2014 of $689.1 million were about even with the $689.2 million total loan balance at December 31, 2014.

•
Noninterest bearing deposit accounts increased $46.4 million, or 41.42%, year over year, and $18.1 million, or 12.90%, during the quarter ended December 31, 2014. The Company’s increased focus on commercial business depositors, a mix of new businesses and increases in the balances of existing depositors has led to the improvement in noninterest bearing deposits. NOW and money market accounts increased $29.4 million year over year, and $4.6 million during the quarter ended December 31, 2014. This growth has reduced First Community’s overall reliance on time deposits for funding its asset growth. Time deposits decreased $37.6 million year over year and $14.0 million during the quarter ended December 31, 2014.

•	First Community’s ratio of tangible common shareholder’s equity to tangible assets was 9.96% at December 31, 2014, compared to 9.78% at September 30, 2014, and 9.86% at December 31, 2013.

•
First Community Financial repurchased all of its remaining outstanding shares of Series B Preferred Stock, and Series C Preferred Stock, that were originally issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program. On December 9, 2014, First Community repurchased 5,176 shares of Series B Preferred Stock and 1,100 shares of Series C Preferred Stock, with a liquidation preference of $1,000 per share, from certain third-party investors at an aggregate purchase price of $6.3 million. The proceeds from First Community’s 7.0% subordinated debt raise that closed on October 31, 2014, were used to fund the repurchase of the preferred stock. With the Series B Preferred Stock dividend rate increasing from 5% to 9% in 2015, the repurchase of the preferred stock will result in an estimated annual savings of $301,000, due to the elimination of payment of dividends on the repurchased shares.

Income and Expenses

•
Net interest income was $7.6 million for the fourth quarter of 2014, compared to $7.3 million for the third quarter of 2014, and $7.2 million for the quarter ended December 31, 2013. Net interest income was $28.9 million for the year ended December 31, 2014, compared to $28.7 million for the year ended December 31, 2013.

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Interest income on loans was $8.3 million for the quarter ended December 31, 2014, compared to $8.0 million for the quarter ended September 30, 2014, and $8.1 million for the quarter ended December 31, 2013. Interest income on loans was $32.1 million for the year ended December 31, 2014, compared to $32.7 million for the year ended December 31, 2013. The year over year interest income on the increased loan balances was offset by newer loans being booked at lower yields due to current competitive market conditions. As the year has progressed, we have seen improvement in income related to loans as a result of growth, despite the lower yields.

◦
Interest income on securities was $3.1 million for the year ended December 31, 2014, compared to $2.1 million for the year ended December 31, 2013. Interest income on securities was fairly consistent at $848,000 in the quarter ended September 30, 2014, and $844,000 in the quarter ended December 31, 2014, compared to $650,000 for the quarter ended December 31, 2013. The increase in interest income on securities was the result of $27.4 million of growth in the portfolio, along with improvement in the overall yield of the portfolio based on new investment strategies implemented during 2014.

◦
Interest expense on deposits was $4.4 million for the year ended December 31, 2014, compared to $4.9 million for the year ended December 31, 2013. Interest expense for the quarter ended December 31, 2014 was $1.0 million, compared to $1.1 million for the quarter ended September 30, 2014, and $1.2 million for the quarter ended December 31, 2013. The overall improvement was the result of time deposit run off of $37.6 million, which was replaced with $46.4 million in noninterest bearing deposits along with $35.3 million in lower cost NOW, money market and savings accounts.

•	Noninterest income was $3.3 million for the year ended December 31, 2014, compared to $1.6 million for the year ended December 31, 2013.

◦
Service charges on deposit accounts increased $241,000 year over year as a result of increases in noninterest bearing deposit and money market accounts which provide greater fee income. In addition, the Bank experienced higher levels of overdrafts during 2014 which resulted in significantly higher overdraft fee collection during the year. Service charges on deposits were slightly lower during the fourth quarter of 2014 at $184,000 as compared to $210,000 for the third quarter of 2014. This decrease related primarily to overdraft fees as overdrafts were at their peak during the third quarter of 2014.

◦
Gains on sales of securities were up $908,000. This was the result of investment sales during 2014 as a part of changes in the overall investment strategy and repositioning the investment portfolio. Gains on sales of securities were slightly higher at $467,000 during the fourth quarter as compared to $407,000 during the third quarter. This difference related to the timing of the securities sales and the implementation of the new investment strategy.

◦
Mortgage fee income was $34,000 higher in 2014 compared to 2013, in the first full year of mortgage operations. The fee income for the quarter ended September 30, 2014 was $196,000, as compared to $66,000 for the quarter ended December 31, 2014.

◦
Other noninterest income was up $766,000 over the prior year. This was primarily the result of $483,000 of income related to proceeds received from a bank owned life insurance policy. In addition, $288,000 of income was recognized from an earnest money deposit for a loan sale that did not occur. Other noninterest income was $138,000 for the fourth quarter of 2014, as compared to $153,000 for the third quarter of 2014.

•	Noninterest expense was $20.6 million for the year ended December 31, 2014, compared to $20.2 million for the year ended December 31, 2013.

◦
Salaries and benefits increased $525,000 year over year. This increase was the result of additions to the mortgage lending staff and the addition of two market presidents in late 2013. Salaries and benefits were consistent from $2.8 million for the quarter ended September 30, 2014 to $2.7 million for the quarter ended December 31, 2014.

◦
Professional fees decreased $141,000 in 2014, which was the result of improvement in asset quality and loan related legal fees along with the continued cost savings experienced subsequent to the 2013 charter consolidation.

◦
Losses and write downs on foreclosed assets were up $266,000 for 2014. The write downs were related to updated appraisals on properties being held in addition to losses incurred on the sale of properties during the year. The focus on reducing nonperforming assets included the disposition $1.6 million of foreclosed assets during 2014.

◦
Other expense for the quarter ended December 31, 2014, was $1.5 million, up from $782,000 for the quarter ended September 30, 2014. This increase related primarily to restricted stock units issued to directors during the period.

Continued Aggressive Cleanup of Loan Portfolio

•	Nonperforming assets declined by $18.1 million, or 65.49% from December 31, 2013, and $3.0 million, or 24.11% from September 30, 2014, to $9.5 million at December 31, 2014.

◦
Nonperforming loans decreased $16.2 million or 69.83% since December 31, 2013. Nonperforming loans decreased $2.1 million in the fourth quarter of 2014 as a result of charge-offs and paydowns throughout the quarter.

◦
Provisions for loan losses decreased from $8.0 million for the year ended December 31, 2013 to $3.0 million for the year ended December 31, 2014. This decrease reflected the substantial improvement in asset quality since December 31, 2013, and overall improvement in the three year loss history, which is the starting point in the allowance for loan loss calculation and in turn loan loss provisions. While there was no loan loss reserve taken in the third quarter of 2014, there was a provision in the fourth quarter of $333,000.

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Net charge-offs were $300,000 for the quarter ended December 31, 2014, compared to $511,000 for the quarter ended September 30, 2014, and $8.5 million for the quarter ended December 31, 2013. Total net charge-offs for 2014 were $4.9 million, an improvement over the $15.1 million in net charge-offs taken in 2013. The reduction in net charge-offs was also the result of improved asset quality and strides made to improve the loan portfolio over the past two years.

◦
The allowance for loan losses represented 2.02% of total loans and 198.73% of nonperforming loans at December 31, 2014. These ratios have changed year over year from 2.43% and 68.21%, respectively, at December 31, 2013, as a result of the continued improvement in asset quality.

About First Community Financial Partners, Inc.: First Community Financial Partners, Inc., headquartered in Joliet, Illinois, is a bank holding company whose common stock trades on the OTCQB marketplace (OTCQB: FCMP). First Community Financial Partners has one bank subsidiary, First Community Financial Bank. First Community Financial Bank, based in Plainfield, Illinois, is a wholly owned banking subsidiary of First Community Financial Partners, with locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville and Burr Ridge, Illinois. The Bank is dedicated to its founding principles by being actively involved in the communities it serves and providing exceptional personal service delivered by experienced local professionals.

Special Note Concerning Forward-Looking Statements
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Any statements in this release other than statements of historical facts, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of First Community and its wholly owned bank subsidiary to realize the synergies from the recent merger of its non-wholly owned bank subsidiaries, as well as a number of other factors related to the businesses of First Community and its wholly owned bank subsidiary, including: risks associated with First Community’s possible pursuit of acquisitions; economic conditions in First Community’s, and its wholly owned bank subsidiary’s service areas; system failures; losses of large customers; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; the impact of legislation and regulatory changes on the banking industry, including the implementation of the Basel III capital reforms; losses related to cyber-attacks; and liability and compliance costs regarding banking regulations. These and other risks and uncertainties are discussed in more detail in First Community’s filings with the Securities and Exchange Commission, including First Community’s Annual Report on Form 10-K filed on March 20, 2014.

Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to First Community, and its wholly owned bank subsidiary, or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, First Community does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Community Financial Partners, Inc.
Selected Quarterly Financial Data

	2014				2013
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Selected Operating Data	(dollars in thousands, except per share data)(unaudited)
Interest income	$9,191	$8,859	$8,842	$8,356	$8,800
Interest expense	1,604	1,578	1,582	1,584	1,601
Net interest income	7,587	7,281	7,260	6,772	7,199
Provision for loan losses	333	—	667	1,999	4,086
Net interest income after provision for loan losses	7,254	7,281	6,593	4,773	3,113
Noninterest income	861	966	845	621	424
Noninterest expense	5,417	5,088	5,411	4,657	4,853
Income (loss) before income taxes	2,698	3,159	2,027	737	(1,316)
Income tax (benefit) expense	800	1,149	557	231	(572)
Net income (loss) applicable to First Community Financial Partners, Inc.	1,898	2,010	1,470	506	(744)
Dividends and accretion on preferred shares	(93)	(145)	(144)	(145)	(177)
Gain on redemption of preferred shares	5	—	—	—	$—
Net income (loss) applicable to common shareholders	$1,810	$1,865	$1,326	$361	$(921)

Per Share Data
Basic earnings (loss) per common share	$0.11	$0.11	$0.08	$0.02	$(0.06)
Diluted earnings (loss) per common share	$0.11	$0.11	$0.08	$0.02	$(0.06)
Book value per common share	$5.52	$5.42	$5.32	$5.22	$5.24
Weighted average common shares - basic	16,563,405	16,549,096	16,548,399	16,398,348	16,231,167
Weighted average common shares - diluted	16,800,247	16,770,189	16,740,390	16,642,021	16,231,167
Common shares outstanding - end of period	16,668,002	16,552,063	16,548,563	16,548,313	16,333,582

Performance Ratios
Return on average assets	0.78%	0.81%	0.60%	0.17%	(0.42)%
Return on average common equity	7.57%	7.81%	5.66%	1.67%	(3.40)%
Net interest margin	3.46%	3.34%	3.45%	3.29%	3.52%
Interest rate spread	3.23%	3.14%	3.26%	3.10%	3.32%
Efficiency ratio (1)	64.12%	61.70%	66.76%	62.99%	63.66%
Average interest-earning assets to average interest-bearing liabilities	131.12%	127.65%	124.87%	125.03%	125.67%
Average loans to average deposits	91.74%	88.19%	89.68%	90.95%	92.97%

Footnotes:
(1) We calculate our efficiency ratio by dividing noninterest expense by the sum of net interest income and noninterest income.

First Community Financial Partners, Inc.
Selected Year-to-Date Financial Data

	Year-to-Date
	December 31,
	2014	2013
Selected Operating Data	(dollars in thousands, except per share data)(unaudited)
Interest income	$35,248	$34,898
Interest expense	6,348	6,206
Net interest income	28,900	28,692
Provision for loan losses	3,000	8,002
Net interest income after provision for loan losses	25,900	20,690
Noninterest income	3,293	1,639
Noninterest expense	20,573	20,247
Income before income taxes	8,620	2,082
Income tax (benefit) expense	2,737	(14,640)
Income before non-controlling interest	5,883	16,722
Net income attributable to non-controlling interests	—	54
Net income applicable to First Community Financial Partners, Inc.	5,883	16,668
Dividends and accretion on preferred shares	(526)	(963)
Gain on redemption of preferred shares	5	4,933
Net income applicable to common shareholders	$5,362	$20,638

Per Share Data
Basic earnings per common share	$0.32	$1.31
Diluted earnings per common share	$0.32	$1.29
Book value per common share	$5.52	$5.24
Weighted average common shares - basic	16,512,631	15,772,940
Weighted average common shares - diluted	16,738,357	15,973,852
Common shares outstanding-end of period	16,668,002	16,333,582

Performance Ratios
Return on average assets	0.60%	2.34%
Return on average common equity	5.68%	26.20%
Net interest margin	3.46%	3.37%
Interest rate spread	3.23%	3.20%
Efficiency ratio (1)	63.91%	66.80%
Average interest-earning assets to average interest-bearing liabilities	127.19%	122.27%
Average loans to average deposits	90.13%	86.87%

Footnotes:
(1) We calculate our efficiency ratio by dividing noninterest expense by the sum of net interest income and noninterest income.

First Community Financial Partners, Inc.
Summary of Selected Period-End Financial Data

	December 31, 2014	September 30, 2014	June 30, 2014	March 30, 2014	December 31, 2013
Select Balance Sheet Data	(dollars in thousands)(unaudited)
Total assets	$924,075	$917,891	$922,128	$870,058	$867,576
Total securities (1)	170,054	157,093	168,072	149,902	142,283
Loans	689,193	689,144	664,390	661,898	652,131
Allowance for loan losses	(13,905)	(13,871)	(14,383)	(16,351)	(15,820)
Net loans	675,288	675,273	650,007	645,547	636,311
Total deposits	769,410	758,115	763,632	729,426	725,401
Subordinated debt	29,133	19,326	19,319	19,312	19,305
Other borrowed funds	29,529	40,506	30,890	25,798	25,563
Shareholders’ equity (2)	92,053	95,981	94,266	92,534	91,587

Asset Quality Ratios
Nonperforming loans (3)	6,997	9,065	8,486	15,264	23,194
Nonperforming assets (4)	9,527	12,554	12,414	19,465	27,610
Nonperforming loans(3) to total loans	1.02%	1.32%	1.28%	2.31%	3.56%
Nonperforming assets(4) to total assets	1.03%	1.37%	1.35%	2.24%	3.18%
Allowance for loan losses to nonperforming loans	198.73%	153.02%	169.49%	107.12%	68.21%
Allowance for loan losses to total loans	2.02%	2.01%	2.16%	2.47%	2.43%

Capital Ratios
Tangible common equity to tangible assets(5)	9.96%	9.78%	9.55%	9.93%	9.86%
Average equity to average total assets	10.36%	10.37%	10.54%	10.66%	10.85%
Tier 1 leverage	8.55%	8.81%	8.79%	8.76%	8.87%
Tier 1 risk-based capital	10.27%	10.85%	10.52%	9.61%	9.77%
Total risk-based capital	15.28%	14.64%	14.44%	13.37%	13.55%

Footnotes:
(1) Includes available for sale securities recorded at fair value and Federal Home Loan Bank stock at cost.
(2)  All periods other than December 31, 2014 include shareholders’ equity attributable to outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and Fixed Rate Cumulative Perpetual Preferred Stock, Series C.

(3) Non-performing loans include loans on nonaccrual status and those past due more than 90 days and still accruing interest.
(4) Non-performing assets consist of non-performing loans and other real estate owned.
(5) Tangible common equity to tangible assets is total shareholders' equity less preferred stock divided by total assets

First Community Financial Partners, Inc.
Composition of Loan Portfolio

A summary of the Company’s balances of loans follows:

	December 31, 2014	Percent of Gross Loans	September 30, 2014	Percent of Gross Loans	December 31, 2013	Percent of Gross Loans
	(dollars in thousands)(unaudited)
Construction and Land Development	$18,700	2.71%	$15,898	2.31%	$20,745	3.18%
Farmland and Agricultural Production	9,350	1.36%	9,393	1.36%	8,505	1.30%
Residential 1-4 Family	100,773	14.62%	100,716	14.61%	86,770	13.30%
Multifamily	24,426	3.54%	24,496	3.55%	21,939	3.36%
Commercial Real Estate	353,973	51.35%	353,456	51.27%	344,750	52.84%
Commercial	171,452	24.87%	176,627	25.62%	159,427	24.44%
Consumer and other	10,706	1.55%	8,846	1.28%	10,315	1.58%
	689,380	100.00%	689,432	100.00%	652,451	100.00%
Net deferred loan (fees) costs	(187)		(288)		(320)
Allowance for loan losses	(13,905)		(13,871)		(15,820)
	$675,288		$675,273		$636,311

Mortgage loans held for sale	$738		$—		$—
Loans Held for Sale	$—		$—		$2,619

A summary of the Company’s commercial real estate portfolio follows:

Commercial Real Estate	December 31, 2014	Percent of Total	September 30, 2014	Percent of Total	December 31, 2013	Percent of Total
	(dollars in thousands)(unaudited)
Retail	$91,725	25.91%	$85,071	24.07%	$94,254	27.34%
Office	44,255	12.50%	46,009	13.02%	36,095	10.47%
Industrial and Warehouse	59,317	16.76%	64,884	18.36%	64,176	18.62%
Health Care	26,974	7.62%	33,335	9.43%	34,771	10.09%
Other	131,702	37.21%	124,157	35.13%	115,454	33.48%
Total Commercial Real Estate Loans	$353,973	100.00%	$353,456	100.00%	$344,750	100.00%

Commercial Real Estate	December 31, 2014	Percent of Total	September 30, 2014	Percent of Total	December 31, 2013	Percent of Total
	(dollars in thousands)(unaudited)
Loans secured by owner-occupied nonfarm nonresidential properties	$159,706	45.12%	$160,380	45.37%	$153,870	44.63%
Loans secured by other nonfarm nonresidential properties	194,267	54.88%	193,076	54.63%	190,880	55.37%
Total Commercial Real Estate Loans	$353,973	100.00%	$353,456	100.00%	$344,750	100.00%

Deposit Liabilities

A summary of the Company’s balances of deposits follows:

	December 31, 2014	Percent of Deposits	September 30, 2014	Percent of Deposits	December 31, 2013	Percent of Deposits
	(dollars in thousands) (unaudited)
Noninterest bearing accounts	$158,329	20.58%	140,252	18.50%	$111,955	15.43%
NOW and money market accounts	269,977	35.09%	265,420	35.01%	240,537	33.16%
Savings	30,211	3.93%	27,546	3.63%	24,399	3.36%
Time deposit certificates, $100,000 or more	196,188	25.50%	204,593	26.99%	223,436	30.80%
Other time deposit certificates	114,705	14.91%	120,304	15.87%	125,074	17.24%
Total Deposits	$769,410	100.00%	$758,115	100.00%	$725,401	100.00%

First Community Financial Partners, Inc.
Reconciliation of Non-GAAP Selected Quarterly Financial Data

	2014				2013
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Selected Operating Data		(dollars in thousands)(unaudited)
Net interest income	$7,587	$7,281	$7,260	$6,772	$7,199
Noninterest income	861	966	845	621	424
Noninterest expense	5,417	5,088	5,411	4,657	4,853
Adjusted pre-tax pre-provision income	$3,031	$3,159	$2,694	$2,736	$2,770

	Year-to-Date
	December 31,
	2014	2013
Selected Operating Data	(dollars in thousands)(unaudited)
Net interest income	$28,900	$28,692
Noninterest income	3,293	1,639
Noninterest expense	20,573	20,247
Adjusted pre-tax pre-provision income	$11,620	$10,084